Sub-Item 77E

                                LEGAL PROCEEDINGS

                     INVESCO VAN KAMPEN HIGH INCOME TRUST II

SETTLED ENFORCEMENT ACTIONS AND INVESTIGATIONS RELATED TO MARKET TIMING

          On October 8, 2004, Invesco Advisers, Inc. (Invesco), successor by merger to Invesco Aim Advisors, Inc. and INVESCO Funds Group, Inc. (IFG), both former investment advisers, along with Invesco Aim Distributors, n/k/a Invesco Distributors, Inc. (Invesco Distributors) reached final settlements with certain regulators, including the Securities and Exchange Commission (SEC), the New York Attorney General and the Colorado Attorney General, to resolve civil enforcement actions and/or investigations related to market timing and related activity in the AIM Funds (n/k/a the Invesco Funds), including those formerly advised by IFG. As part of the settlements, a $325 million fair fund ($110 million of which is civil penalties) was created to compensate shareholders harmed by market timing and related activity in funds formerly advised by IFG. Additionally, Invesco and Invesco Distributors created a $50 million fair fund ($30 million of which is civil penalties) to compensate shareholders harmed by market timing and related activity in funds advised by Invesco, which was done pursuant to the terms of the settlement. The methodology of the fair funds distributions was determined by Invesco's independent distribution consultant (IDC Plan), in consultation with Invesco and the independent trustees of the Invesco Funds, and approved by the SEC on May 23, 2008.

          The IDC Plan provides for distribution to all eligible investors, for the periods spanning January 1, 2000 through July 31, 2003 (for the IFG Fair
Fund) and January 1, 2001 through September 30, 2003 (for the AIM Fair Fund), their proportionate share of the applicable Fair Fund to compensate such investors for injury they may have suffered as a result of market timing in the affected funds. The IDC Plan includes a provision for any residual amounts in the Fair Funds to be distributed in the future to the affected funds. Further details regarding the IDC Plan and distributions thereunder are available on Invesco's Web site, available at http://www.invesco.com/us.

At the present time, management of Invesco and the Invesco Funds are unable to estimate the impact, if any, that the outcome of the Pending Litigation and Regulatory Inquiries described herein may have on Invesco, Invesco Distributors or the Invesco Funds.

Pending Regulatory Action Alleging Market Timing

          On August 30, 2005, the West Virginia Office of the State Auditor - Securities Commission (WVASC) issued a Summary Order to Cease and Desist and Notice of Right to Hearing to Invesco and Invesco Distributors (Order No. 05-1318). The WVASC makes findings of fact that Invesco and Invesco Distributors entered into certain arrangements permitting market timing of the Invesco Funds and failed to disclose these arrangements in the prospectuses for such Funds, and conclusions of law to the effect that Invesco and Invesco Distributors violated the West Virginia securities laws. The WVASC orders Invesco and Invesco Distributors to cease any further violations and seeks to impose monetary sanctions, including restitution to affected investors, disgorgement of fees, reimbursement of investigatory, administrative and legal costs and an "administrative assessment," to be determined by the Commissioner. Initial research indicates that these damages could be limited or capped by statute. By agreement with the Commissioner of Securities, Invesco's time to respond to that Order has been indefinitely suspended.

Private Civil Actions Alleging Market Timing

          Multiple civil lawsuits, including purported class action and shareholder derivative suits, were filed against various parties (including, depending on the lawsuit, certain Invesco Funds, IFG, Invesco, Invesco Aim Management Group, Inc., n/k/a Invesco Management Group, Inc. and certain related entities, certain of their current and former officers and/or certain unrelated third parties) based on allegations of improper market timing and related activity in the Invesco Funds. The lawsuits were transferred to the United

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                                                                    Sub-Item 77E

States District Court for the District of Maryland (the MDL Court) for consolidated or coordinated pre-trial proceedings. Pursuant to an Order of the MDL Court, plaintiffs in these lawsuits consolidated their claims into three amended complaints against various Invesco - and IFG-related parties, as described below.

     - RICHARD LEPERA, INDIVIDUALLY AND ON BEHALF OF ALL OTHERS SIMILARLY SITUATED (LEAD PLAINTIFF: CITY OF CHICAGO DEFERRED COMPENSATION PLAN),
          V. INVESCO FUNDS GROUP, INC., ET AL, in the MDL Court (Case No. 04-MD-15864; No. 04-CV-00814-JFM) (originally in the United States District Court for the District of Colorado), filed on September 29, 2004.

     - CYNTHIA ESSENMACHER, ET AL., Derivatively on Behalf of the Mutual Funds, Trusts and Corporations Comprising the Invesco and AIM Family of Mutual Funds v. AMVESCAP, PLC, ET AL., in the MDL Court (Case No. 04-MD-15864-FPS; No. 04-819), filed on September 29, 2004.

     - MIRIAM CALDERON, INDIVIDUALLY AND ON BEHALF OF ALL OTHERS SIMILARLY SITUATED, V. AVZ, INC., ET AL., in the MDL Court (Case No. 1:04-MD-15864-FPS), filed on September 29, 2004.

          On January 5, 2008, the parties reached an agreement in principle to settle both the Lepera and the Essenmacher lawsuits, subject to MDL Court approval. On December 15, 2008, the parties reached an agreement in principle to settle the Calderon lawsuit, subject to MDL Court approval. No payments were required under the Calderon settlement; however, the parties agreed that certain limited changes to benefit plans and participants' accounts would be made.

          The MDL Court formally approved the settlements and dismissed with prejudice all claims against the Invesco-related parties on October 25, 2010. There was a brief period to appeal the MDL Court's approval; however, no appeal was filed. This matter is concluded.

Other Actions Invesco Van Kampen High Income Trust

CLIFFORD T. ROTZ, JR., DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN ADVANTAGE MUNICIPAL INCOME TRUST II, ROBERT FAST, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN MUNICIPAL OPPORTUNITY TRUST, GENE TURBAN, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN HIGHINCOME TRUST II AND MARILYN MORRISON, HARRY SULESKI AND JOHN JOHNSON, DERIVATIVELY ON BEHALF OF NOMINAL DEFENDANT INVESCO VAN KAMPEN SENIOR INCOME TRUST, PLAINTIFF, V. VAN KAMPEN ASSET MANAGEMENT, EDWARD C. WOOD, III, STUART N. SCHULDT, JOHN L. SULLIVAN, STEFANI V. CHANG YU, KEVIN KLINGERT, JERRY W. MILLER, RONALD E. ROBISON, AMY R. DOBERMAN, DENNIS SHEA, THOMAS BYRON, ROBERT J. STRYKER, ROBERT W. WIMMEL, WILLIAM BLACK, MARK PARIS, WAYNE D. GODLIN, CHRISTINA JAMIESON, ANDREW FINDLING, DENNIS M. SCANEY, GERALD FOGARTY, JEFFREY SCOTT, PHILIP YARROW, STEVEN K. KREIDER, HOWARD TIFFEN AND MORGAN STANLEY, DEFENDANTS, AND INVESCO VAN KAMPEN ADVTANTAGE MUNICIPAL INCOME TRUST II, INVESCO VAN KAMPEN MUNICIPAL OPPORTUNITY TRUST, INVESCO VAN KAMPEN MUNICIPAL TRUST, INVESCO VAN KAMPEN HIGH INCOME TRUST II AND INVESCO VAN KAMPEN SENIOR INCOME TRUST, NOMINAL DEFENDANTS. On January 17, 2011, a Consolidated Amended Shareholder Derivative Complaint was filed in the Supreme Court of New York, New York County, on behalf of Invesco Van Kampen High Income Trust II, Invesco Van Kampen Advantage Municipal Income Trust II, Invesco Van Kampen Municipal Opportunity Trust, Invesco Van Kampen Municipal Trust and Invesco Van Kampen Senior Income Trust (collectively, the Trusts) against Van Kampen Asset Management, Morgan Stanley and certain current and former trustees and executive officers of the Trusts (collectively, the Defendants), alleging that they breached their fiduciary duties to common shareholders by causing the Trusts to redeem Auction Rate Preferred Securities (ARPS) at their liquidation value when

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                                                                    Sub-Item 77E

the secondary market valued the ARPS at a significant discount from their liquidation values. The Complaint also alleges that the redemption of the ARPS occurred at the expense of the Trusts and their common shareholders. This Complaint consolidates two separate actions that were filed by Clifford T. Rotz, Jr., Robert Fast and Gene Turban on July 22, 2010, and by Harry Suleski, Leon McDermott, Marilyn Morrison and John Johnson on August 3, 2010. Plaintiffs seek judgment that: 1) orders Defendants to refrain from redeeming any ARPS at their liquidation value using Trusts assets; 2) awards monetary damages against all Defendants, individually, jointly or severally, in favor of the Trusts, for all losses and damages allegedly suffered as a result of the redemptions of ARPS at their liquidation value; 3) grants appropriate equitable relief to remedy the Defendants' breaches of fiduciary duties; and 4) awards to Plaintiffs the costs and disbursements of the action. The Board has formed a committee to investigate these claims, and the parties to the litigation have agreed to a temporary stay of the litigation pending completion of the investigation.

          More detailed information regarding each of the civil lawsuits identified above, including the parties to the lawsuits and summaries of the various allegations and remedies sought, may be found in the Fund's Statement of Additional Information, if applicable.